Exhibit 10.2

FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of December 18, 2014, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time including Oxford in its capacity as a Lender and SILICON VALLEY BANK, a California corporation with an office located at 3003 Tasman Drive, Santa Clara, CA 95054 (“Bank” or “SVB”) (each a “Lender” and collectively, the “Lenders”), TROVAGENE, INC., a Delaware corporation, and ETHEROGEN, INC., a Delaware corporation, each with offices located at 11055 Flintkote Ave, Suite B, San Diego, CA 92121 (individually and collectively, jointly and severally, “Borrower”).

RECITALS

A.            Collateral Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of June 30, 2014 (as amended from time to time, the “Loan Agreement”).

B.            Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.            Borrower has requested that Collateral Agent and Lenders add certain representations, warranties and covenants to the Loan Agreement as more fully set forth herein.

D.            Collateral Agent and Lenders have agreed to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Agreement.

2.1          Section 5.13 (Healthcare and Regulatory Matters).  New Section 5.13 hereby is added to the Loan Agreement as follows:

“Section 5.13     Healthcare and Regulatory Matters.  Without limiting the generality of any other representation or warranty made in this Agreement, Borrower hereby represents and warrants that the following statements are true, complete and correct, and Borrower hereby covenants and agrees to notify Collateral Agent and Lenders within three (3) Business Days following the occurrence of any facts, events or circumstances, whether threatened, existing or pending, that would make any of the following representations and warranties untrue, incomplete or incorrect (together with such supporting data and information as shall be necessary to fully explain to Collateral Agent and Lenders the scope and nature of the fact, event or circumstance), and shall provide to Collateral Agent and Lenders within two (2) Business Days of Collateral Agent’s or Lender’s request, such additional information as Collateral Agent or Lenders shall request regarding such disclosure:

(a)           Reimbursement; Nongovernmental Account Debtors. Borrower and each Subsidiary has provided to Collateral Agent and Lenders copies of all participation agreements required by Collateral Agent or Lenders with HMOs, insurers, Third-Party Payors, and preferred provider organizations with respect to the business operations of Borrower and each Subsidiary. Borrower and each Subsidiary is in compliance in all material respects with contracts with Account Debtors and is entitled to reimbursement under such contracts.

(b)           Compliance with Healthcare Regulations.

(i)            Borrower and each Subsidiary has timely filed or caused to be timely filed, all cost reports and other reports of every kind whatsoever required by a Third-Party Payor Program, to have been filed or made with respect to the business operations of Borrower or such Subsidiary. There are no claims, actions or appeals pending (and neither Borrower nor any Subsidiary has filed any claims or reports which should result in any such claims, actions or appeals) before any Governmental Authority pertaining to Borrower’s or such Subsidiary’s business operations, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of CMS, with respect to any state or federal Medicare or Medicaid cost reports or claims filed by Borrower or such Subsidiary, or any disallowance by any Governmental Authority in connection with any audit of such cost reports;

(ii)           Borrower and each Subsidiary has obtained all necessary accreditations to operate its business as now conducted, and currently is in compliance with all statutory and regulatory requirements applicable to it, the failure of which would have a material adverse effect;

(iii)          Neither Borrower nor any Subsidiary is currently or has in the past been subject to: (1) any state or local governmental investigation, inspection or inquiry related to any license or licensure standards applicable to Borrower or such Subsidiary; (2) any federal, state, local governmental or private payor civil or criminal investigations, inquiries or audits involving and/or related to any federal, state or private payor healthcare fraud and abuse provisions or contractual prohibition of healthcare fraud and abuse; or (3) any federal, state or private payor inquiry, investigation, inspection or audit regarding Borrower or any Subsidiary or their activities, including, without limitation, any federal, state or private payor inquiry or investigation of any Person having “ownership, financial or control interest” in Borrower or any Subsidiary (as that term is defined in 42 C.F.R. § 420.201 et seq.) involving and/or related to healthcare fraud and abuse, false claims under 31 U.S.C. §§ 3729—3731 or any similar contractual prohibition, or any qui tam action brought pursuant to 31 U.S.C. § 3729 et seq.;

(iv)          No director, officer, shareholder, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in Borrower or any Subsidiary:  (1) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. § 1320a-7a; (2) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b); (3) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347 or 1518, including without limitation any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. § 24b); (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service; (C) criminal offenses under federal or state law relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency; (D) federal or state laws relating to the interference with or obstruction of any investigations into any criminal offenses described in (1) through (3) above; or (E) criminal offenses under federal or state law relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (4) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§ 3729—3731 or qui tam action brought pursuant to 31 U.S.C. § 3729 et seq.;

(v)           Borrower and each Subsidiary is and shall continue to be in compliance with all applicable laws relating to its relationships with physicians;

(vi)          Borrower and each Subsidiary, and their employees and contractors, in the exercise of their duties on behalf of Borrower or any Subsidiary, is and shall continue to be in compliance with all laws, rules, regulations, orders, decrees and directions of any Governmental Authority (including, without limitation, the Social Security Act, as amended, the rules and regulations promulgated by CMS), and any state laws applicable to the collections on Accounts, any contracts relating thereto or any other Collateral, or otherwise applicable to its business and properties, a violation of which could materially adversely affect its ability to collect on its Accounts or repay the Obligations;

(vii)         All persons providing professional healthcare services for or on behalf of Borrower or any Subsidiary (either as an employee or independent contractor) are appropriately licensed in every jurisdiction in which they hold themselves out as professional health care providers; and

(viii)        None of Borrower’s nor any Subsidiary’s state and local licenses, permits, registrations, certifications and other approvals relating to providing healthcare services and other services provided by Borrower or such Subsidiary have been suspended, revoked, limited or denied renewal at any time.

(c)           Healthcare Permits. Borrower has (i) each Healthcare Permit and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the assets of Borrower, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any Healthcare Permit. All such Healthcare Permits are valid and in full force and effect and Borrower is in material compliance with the terms and conditions of all such Healthcare Permits, except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect would not have a material adverse effect.

(d)           HIPAA Compliance. To the extent that and for so long as Borrower or any Subsidiary is a “covered entity” or “business associate” as either such term is defined under the requirements and implementing regulations at 45 Code of Federal Regulations (“C.F.R.”) Parts 160—64 for the Administrative Simplification provisions of Title II, Subtitle F of HIPAA, Borrower and each Subsidiary (i) has undertaken or will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of Borrower or such Subsidiary to be HIPAA Compliant; (ii) has developed a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that Borrower and each Subsidiary becomes HIPAA Compliant.”

2.2          Section 6.2 (Financial Statements, Reports, Certificates).  New subsection (x) hereby is added to Section 6.2(a) of the Loan Agreement as follows:

“(x) Immediately upon Borrower’s receipt thereof, (x) notice of any investigation or audit, or pending or threatened proceedings relating to, any violation by a Borrower of any Healthcare Law, including, (i) any investigation or audit or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions and (ii) any criminal or civil investigation initiated, claim filed or disclosure required by the Office of Inspector General, the Department of Justice, CMS or any other Governmental Authority; and (y) notice of any written recommendation from any Governmental Authority or other regulatory body that a Borrower should have its licensure, provider or supplier number or accreditation suspended, revoked or limited in any way, or have its eligibility to participate in Medicare, Medicaid or any other government program to accept assignments or rights to reimbursement under Medicaid, Medicare or any other government program regulations suspended, revoked or limited in any way.”

2.3          Section 6.6 (Operating Accounts).  New subsection (d) hereby is added to Section 6.6 of the Loan Agreement as follows:

“(d) Borrower shall cause all Medicare and Medicaid payments, and only such payments, owing to Borrower to be wire transferred or sent via ACH directly to Borrower’s operating account held at Bank (the “Medicare/Medicaid Receivables Account”) to which such payments are, as of the First Amendment Effective Date, being directed and/or remitted. Collateral Agent and Lenders hereby disclaims any right or interest (including any security interest or right of off set (or set-off)) in or to such Medicare/Medicaid Receivables Account. If at any time, such payments are no longer wire transferred or sent via ACH directly to the Medicare/Medicaid Receivables Account, Borrower shall cause all Medicare and/or Medical payments to be mailed or delivered to a post office box designated by Collateral Agent and Lenders, and Borrower shall enter into a lockbox agreement with Collateral Agent on Collateral Agent’s standard form with respect to such payments. No other amounts shall be directed or remitted, by or for the benefit of Borrower, to the Medicare/Medicaid Receivables Account. All items or amounts which are remitted to the Medicare/Medicaid Receivables Account shall, on a daily basis, be swept to Borrower’s Designated Deposit Account, and Borrower shall cause all payments other than those directed or remitted to the Medicare/Medicaid Receivables Account, to be directed or remitted to such Operating Account. Borrower shall not change the instructions related to the sweep of funds from the Medicare/Medicaid Receivables Account to the Operating Account.”

2.4          Section 6.14 (Healthcare Matters).   New Section 6.14 hereby is added to the Loan Agreement as follows:

“Section 6.14 Healthcare Laws; Participation Agreements. Borrower will (i) maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts all Permits necessary under Healthcare Laws to continue to receive reimbursement under all Third-Party Payor Programs in which Borrower participates as of the date of this Agreement, and (ii) provide to Collateral Agent and Lenders upon request, an accurate, complete and current list of all participation agreements with Third-Party Payors with respect to the business of Borrower (collectively, “Participation Agreements”). Borrower will at all times comply with all requirements, contracts, conditions and stipulations applicable to Borrower in order to maintain in good standing and without default or limitation all such Participation Agreements.”

2.5          Section 13.1 (Definitions).  The following definitions hereby are added to Section 13.1 of the Loan Agreement as follows:

“CMS” means the Centers for Medicare & Medicaid Services.

“First Amendment Effective Date” means December 18, 2014.

“Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), (b) TRICARE, (c) HIPAA, (d) Medicare, (e) Medicaid, (f) quality of medical care and accreditation standards and requirements of all applicable state Laws or regulatory bodies, (g) all Laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, and (h) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (h) as may be amended from time to time.

“Healthcare Permit” means a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of a Borrower or any of its Subsidiaries, and/or (b) issued by any Person from which any Borrower has, as of the Effective Date, received an accreditation (including, without limitation, JCAHO).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliant” shall mean that the applicable Person (a) has adopted and implemented policies and procedures, and has trained its personnel, in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and (b) is not and could not reasonably be expected to become subject to any deficiency with respect to HIPAA.

“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, certificates, franchises, qualifications, accreditations, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted, including, without limitation, Healthcare Permits.

“Third-Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third-Party Payor Programs.

“Third-Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third-Party Payor, in which a Borrower or any Subsidiary participates.

3.             Limitation of Amendment.

3.1          The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2          This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.             Representations and Warranties.   To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

4.1          Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2          Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3          The organizational documents of Borrower delivered to Collateral Agent and Lenders on the Effective Date, or subsequent thereto, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7          This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.             Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.             Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders of (i) this Amendment by each party hereto; (ii) creation of the Medicare/Medicaid Receivables Account; and (iii) Borrower’s payment of all Lenders’ Expenses incurred through the date of this Amendment.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

TROVAGENE, INC.

By:	/s/ STEPHEN ZANIBONI
Name:	Stephen Zaniboni
Title:	CFO

ETHEROGEN, INC.

By:	/s/ STEPHEN ZANIBONI
Name:	Stephen Zaniboni
Title:	CFO

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ MARK DAVIS
Name:	Mark Davis
Title:	Vice President – Finance, Secretary & Treasurer

LENDER:

SILICON VALLEY BANK

By:	/s/ ANTHOMY FLORES
Name:	Anthony Flores
Title:	Vice President

[Signature Page to First Amendment to Loan and Security Agreement ]